Exhibit 23.2

CONSENT

We hereby consent to the reference to our valuation of the Radisson Blu Hotel and Centre Ville Apart Hotel in Bucharest, Romania, as of December 31, 2014, 2013, and 2012, appearing in the Current Report on Form 8-K of Elbit Imaging Ltd., as filed with the Securities and Exchange Commission on March 30, 2015 and to the incorporation by reference of such Current Report in this Post-Effective Amendment No.2 to Form F-1 on Form F-3 filed by Elbit Imaging Ltd.

This consent is not to be construed as an admission that we are an expert or that we are a person whose consent is required to be filed under the provisions of the Securities Act of 1933, as amended.

/s/ Colliers International
Colliers International

Bucharest, Romania
May 4, 2015